Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 29, 2008, accompanying the consolidated financial statements and schedule of Patriot Capital Funding, Inc. and our report dated June 17, 2008 on the senior securities table of Patriot Capital Funding, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”
/s/ GRANT THORNTON LLP
New York, New York
June 17, 2008